Exhibit 4.6
DESCRIPTION OF CAPITAL STOCK
GoDaddy Inc. (“we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended - our Class A common stock, $0.001 par value per share. Capitalized terms not defined herein shall have the definitions set forth in our restated certificate of incorporation.
Authorized Capital Stock
The following description summarizes the most important terms of our capital stock and provisions of our restated certificate of incorporation and second amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our restated certificate of incorporation and second amended and restated bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part. For a complete description of our capital stock, you should refer to our restated certificate of incorporation, second amended and restated bylaws and the applicable provisions of Delaware law.
Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, $0.001 par value per share, 500,000,000 shares of Class B common stock, $0.001 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.001 par value per share. Our board of directors is authorized, without stockholder approval except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our capital stock.
Common Stock
We have two classes of common stock: Class A and Class B, each of which has one vote per share. The Class A and Class B common stock will generally vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law.
Class A Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Dividend Policy” in our Annual Report on Form 10-K for more information.
Voting Rights
Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Except as otherwise required in the restated certificate of incorporation or by applicable law, and subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders generally. At any meeting of stockholders at which directors are elected, each nominee for election in an uncontested election shall be elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. In all director elections other than uncontested elections, the nominees for director shall be elected by a plurality of the votes cast. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation.
No Preemptive or Similar Rights

Our Class A common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Class B Common Stock
Dividend Rights
Holders of our Class B common stock do not have any rights to receive dividends.
Voting Rights
Holders of our Class B common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Except as otherwise required in the restated certificate of incorporation or by applicable law, and subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders generally. At any meeting of stockholders at which directors are elected, each nominee for election in an uncontested election shall be elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. In all director elections other than uncontested elections, the nominees for director shall be elected by a plurality of the votes cast. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation.
No Preemptive or Similar Rights
Our Class B common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.
Right to Receive Liquidation Distributions
Holders of our Class B common stock do not have any rights to receive a distribution upon a liquidation, dissolution or winding-up.
Transferability
Shares of Class B common stock are not transferable except (i) for no consideration to us or Desert Newco, LLC, in each case upon which transfer such shares shall automatically be retired, or (ii) together with the transfer of an identical number of LLC Units to the transferee of such LLC Units. On December 11, 2023, we completed a series of transactions (the DNC Restructure) which resulted in Desert Newco, LLC becoming a wholly-owned subsidiary of GoDaddy Inc. Pursuant to the DNC Restructure, all of the LLC Units of Desert Newco, LLC not held by us or our subsidiaries were cancelled and converted into newly issued shares of our Class A common stock and, accordingly, none of the holders of our Class B common stock hold any LLC Units. Due to the DNC Restructure, any shares of Class B common stock that remain outstanding are no longer transferrable pursuant to the foregoing clause (ii).
Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A and Class B common stock. We have no current plan to issue any shares of preferred stock.
Anti-Takeover Provisions
Our restated certificate of incorporation, second amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change in control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders.
Classified board of directors. Our restated certificate of incorporation provide that our current board structure is classified into three classes of directors, which will be phased out so that our board of directors will be fully declassified by the 2025 annual meeting of stockholders. Until our board of directors is fully declassified, a third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
Business combinations. We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three years immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors. The existence of this provision may have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders.
Removal of directors. Under the DGCL, unless otherwise provided in our restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our restated certificate of incorporation provides that any director serving in a class of directors expiring at the third annual meeting of stockholders following their election shall be removable only for cause, and all other directors shall be removable either with or without cause. The removal of any director shall require the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of our company entitled to vote thereon, voting together as a single class.
Vacancies. In addition, our restated certificate of incorporation also provides that any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may be filled only by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Our restated certificate of incorporation provides that the board of directors may increase the number of directors by the affirmative vote of a majority of the directors.
Quorum. Our restated certificate of incorporation provides that at any meeting of the board of directors, a majority of the total number of directors then in office constitutes a quorum for all purposes.
No cumulative voting. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our restated certificate of incorporation does not authorize cumulative voting.
Special stockholder meetings. Our restated certificate of incorporation and second amended and restated bylaws provide that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors. Our second amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or in management of our company.
Requirements for advance notification of director nominations and stockholder proposals. Our second amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our second amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our second amended and restated bylaws allow the chair of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Stockholder action by written consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our restated certificate of incorporation precludes stockholder action by written consent.
Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of GoDaddy Inc., (ii) any action asserting a claim that is based upon a violation of duty by any current or former director, officer or other employee or current or former stockholder of GoDaddy Inc. to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL or the restated certificate of incorporation or the second amended and restated bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 as amended.
The combination of the foregoing provisions of our restated certificate of incorporation, second amended and restated bylaws and the DGCL of our board of directors may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
Amendments
Our restated certificate of incorporation and second amended and restated bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our restated certificate of incorporation. The affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares entitled to vote thereon, voting together as a single class, is generally required in order for our stockholders to make, alter, amend, repeal or rescind, in whole or in part, any provision of our second amended and restated bylaws.
As provided under the DGCL, the affirmative vote of a majority of votes of the outstanding shares entitled to vote thereon, voting together as a single class, is generally required to amend our restated certificate of incorporation.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC. The transfer agent’s U.S. main office address is 48 Wall Street, Floor 23, New York, NY 10005, and its telephone number is (800) 937-5449.
Listing
Our Class A common stock is listed on the New York Stock Exchange under the symbol “GDDY.”